EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the following Registration Statements of dELiA*s Inc.: (i) Form S-3 (Registration No. 333-43665), (ii) Form S-8 (Registration No. 333-42135) and (iii) Form S-8 (Registration No. 333-22449) of our report dated March 20, 1998, appearing in the Annual Report on Form 10-K of dELiA*s Inc. for the year ended January 31, 1998.


DELOITTE & TOUCHE LLP
New York, New York
April 30, 1998